Exhibit 23.2


Consent of Independent Auditors





The Advisory Committee of
The Parker Pen 401(k) Plan:



We consent to incorporation by reference herein of our report dated April 6, 1995, except as to note 7 which is as of September 18, 1995, relating to the statements of net assets available for plan benefits of The Parker Pen 401(k)
 Plan as of December 31, 1994 and 1993, and the related statement of changes in net assets available for plan benefits for the year ended
December 31, 1994, which report appears in the December 31, 1994 annual report on Form 11-K of The Parker Pen 401(k) Plan.






KPMG Peat Marwick LLP





Boston, Massachusetts
October 18, 1995